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                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                                    COINSTAR, INC.

    Coinstar, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

    1.   The name of the Corporation is Coinstar, Inc.

    2. The date on which the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is October 12, 1993.

    3. Article IV.C.4.j(viii) of the Amended and Restated Certificate of Incorporation of the Corporation is amended to read in full as follows:

         "(viii)   "Additional Shares of Common Stock" shall mean all shares of
Common Stock and Convertible Securities issued by the Company, whether or not subsequently reacquired or retired by the Company, other than (1) shares of Common Stock issued upon conversion of the Series Preferred; (2) any additional shares of Series D Preferred Stock to be issued within 15 days after the Original Issue Date; (3) all Preferred Stock warrants issued in connection with bridge debt financings of the Company occurring in April, September and December 1994, including shares of Series C Preferred Stock issued upon exercise of any such warrants; (4) up to 360,125 shares of Common Stock issuable pursuant to the exercise of stock options outstanding as of the Original Issue Date; (5) up to 286,541 shares of Common Stock reserved for issuance subsequent to the Original Issue Date to employees, officers, directors, consultants or other service providers to the Company in the form of stock issuances or options, (6) up to 200,000 shares of equity securities issued in connection with lease financing arrangements or similar debt financing arrangements with institutional lenders, and (7) all warrants sold and issued in connection with the sale and issuance of Senior Subordinated Discount Notes of the Corporation to Smith Barney Inc. in October 1996, and all shares of Common Stock issuable pursuant to the exercise of such warrants. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock. In no event shall any change in any Series Preferred Conversion Price pursuant to Section 4(j) above be deemed to be an issuance of Additional Shares of Common Stock."

    4. Article IV.C.5.a of the Amended and Restated Certificate of Incorporation of the Corporation is amended to read in full as follows:

              "a. In accordance with this Section 5, the Company shall, if at any time after April 30, 2007 (the "Redemption Date"), the holders of more than fifty percent (50%) of the

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then outstanding shares of Series C Preferred, Series D Preferred and Series E
Preferred, voting together as a single class on an as-converted basis, (for purposes of this Section 5, the "Requisite Series Holders") request in writing, redeem the shares of Series C Preferred, Series D Preferred and Series E Preferred held by all holders requesting such redemption in twelve equal quarterly installments beginning on the first calendar quarter commencing at least 30 days after such notice (each a "Redemption Date")."

    5. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

    6. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

    IN WITNESS WHEREOF, Coinstar, Inc. has caused this certificate to be signed by its President, Jens H. Molbak, and attested to by its Secretary, Mark P. Tanoury, this ____ day of October, 1996.



                                  COINSTAR, INC.



                                  --------------------------
                                  Jens H. Molbak
                                  President



ATTEST:



----------------------
Mark P. Tanoury
Secretary


                                          2.